ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                    Report of Independent Public Accountants

To the Board of Directors and Members of Aladdin Gaming Holdings, LLC:

    We have audited the accompanying consolidated balance sheets of Aladdin Gaming Holdings, LLC (a Nevada limited liability company) and subsidiaries (collectively the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, members' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsiblity is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aladdin Gaming Holdings, LLC as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, cash on hand and projected internally generated funds will not be sufficient to fund principal and interest payments in fiscal 2001 on the Company's debt and the Company may not be in compliance with certain debt covenants in fiscal 2001 and future periods which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Las Vegas, Nevada
April 2, 2001

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                 (IN THOUSANDS EXCEPT MEMBERSHIP INTEREST DATA)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 20,209       $  1,669
  Restricted cash and cash equivalents......................      19,414         80,471
  Interest receivable restricted cash.......................          --            222
  Receivables, related parties..............................         683              8
  Accounts receivables, net of allowance for doubtful
    accounts of $6,483 and $0 as of December 31, 2000 and
    1999, respectively......................................      30,440              1
  Inventory.................................................       4,227             59
  Prepaid assets............................................       7,443            320
  Restricted land to be transferred.........................          --          6,842
                                                                --------       --------
Total current assets........................................      82,416         89,592
                                                                --------       --------

Property plant and equipment, net...........................     657,470        346,337
                                                                --------       --------
Other assets:
  Other assets, net of accumulated amortization of $650 and
    $0 as of December 31, 2000 and 1999, respectively.......       1,371          2,067
  Debt issuance costs, net of accumulated amortization of
    $11,212 and $6,442 as of December 31, 2000 and 1999,
    respectively............................................      31,595         30,704
                                                                --------       --------
Total other assets..........................................      32,966         32,771
                                                                --------       --------
Total Assets................................................    $772,852       $468,700
                                                                ========       ========

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $ 23,950       $  4,700
  Current portion of Energy Service Obligation..............         578             --
  Accounts payable--trade...................................      12,285          2,752
  Construction payable......................................       9,424         12,193
  Obligation to transfer land...............................          --          6,842
  Accrued payroll and related expenses......................       9,865            921
  Accrued interest..........................................       8,298          2,183
  Other accrued expenses....................................      27,014          1,147
                                                                --------       --------
Total current liabilities...................................      91,414         30,738
                                                                --------       --------

Long-term debt, net of discount.............................     601,821        403,393
Energy service obligation...................................      36,127             --
Related party payables and other liabilities................      11,467          7,330
Advances to purchase membership interests...................           2              3
                                                                --------       --------
Total long-term liabilities.................................     649,417        410,726
                                                                --------       --------
Total liabilities...........................................     740,831        441,464

Commitments and Contingencies

Members' equity:
  Preferred membership interest.............................     158,642         75,044
  Common membership interest, 10,000,000 membership
    interests authorized; 1,000,000 common membership
    interests issued and outstanding as of December 31, 2000
    and 1999................................................      58,608         28,608
  Accumulated Deficit.......................................    (185,229)       (76,416)
                                                                --------       --------
Total members' equity.......................................      32,021         27,236
                                                                --------       --------
Total Liabilities and Member's Equity.......................    $772,852       $468,700
                                                                ========       ========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                   (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Revenues:
  Casino....................................................  $ 70,529   $     --   $     --
  Hotel.....................................................    37,552         --         --
  Food and beverage.........................................    25,071         --         --
  Entertainment and other income............................     3,807         --         --
                                                              --------   --------   --------
Gross revenues..............................................   136,959         --         --
  Less promotional allowances...............................   (12,664)        --         --
                                                              --------   --------   --------
Net revenues................................................   124,295         --         --
Costs and Expenses:
  Casino....................................................    46,006         --         --
  Hotel.....................................................     9,292         --         --
  Food and beverage.........................................    18,143         --         --
  Other operating expenses..................................     3,290         --         --
  Selling, general and administrative.......................    36,547         --         --
  Pre-opening expenses......................................    28,924   $ 11,735   $ 24,737
  Depreciation and amortization.............................    21,713         --         --
  Write-off of project development costs....................     2,644         --         --
                                                              --------   --------   --------
Total costs and expenses....................................   166,559     11,735     24,737
Loss from Operations........................................   (42,264)   (11,735)   (24,737)
Other income (expense):
  Interest income...........................................     2,379      8,280     12,472
  Interest expense..........................................   (73,539)   (52,202)   (38,416)
  Capitalized interest......................................    37,195     29,545      8,213
                                                              --------   --------   --------
Total other expenses, net...................................   (33,965)   (14,377)   (17,731)
                                                              --------   --------   --------
Net loss....................................................  $(76,229)  $(26,112)  $(42,468)
                                                              ========   ========   ========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                   (IN THOUSANDS)

                                         SOMMER ENTERPRISES, LLC            ALADDIN GAMING ENTERPRISES, INC.
                                  -------------------------------------   -------------------------------------
                                    COMMON     PREFERRED                    COMMON     PREFERRED
                                  MEMBERSHIP   MEMBERSHIP   ACCUMULATED   MEMBERSHIP   MEMBERSHIP   ACCUMULATED
                                   INTEREST     INTEREST      DEFICIT      INTEREST     INTEREST      DEFICIT
                                  ----------   ----------   -----------   ----------   ----------   -----------
Balance, January 1, 1998........   $      1     $     --      $     --     $    --       $   --       $     --
Net loss for the period.........         --           --       (19,960)         --           --        (10,617)
Member Contributions............    (47,317)          --            --      28,247           --             --
Members' equity costs...........     (1,093)          --            --        (581)          --             --
                                   --------     --------      --------     -------       ------       --------
Balance, December 31, 1998......   $(48,409)    $     --      $(19,960)    $27,666       $   --       $(10,617)
Net loss for the period.........         --           --       (12,273)         --           --         (6,528)
Member Contributions............         --       34,613            --          --           --             --
Restatement of Preferred
  Interests.....................         --      (30,280)           --          --           --             --
Preferred Return................         --        1,944        (2,637)         --           --         (1,402)
Restatement of Preferred
  Return........................         --       (1,069)       (1,046)         --           --           (557)
                                   --------     --------      --------     -------       ------       --------
Balance, December 31, 1999......   $(48,409)    $  5,208      $(35,916)    $27,666       $   --       $(19,104)
Net Loss for the Period.........         --           --       (25,431)         --           --        (19,057)
Conversion of Series C
  Preferred.....................         --           --            --          --           --             --
Member Contributions............         --           --            --          --           --             --
Preferred Return................         --        1,674       (11,560)         --           --         (8,146)
                                   --------     --------      --------     -------       ------       --------
Balance, December 31, 2000......   $(48,409)    $  6,882      $(72,907)    $27,666       $   --       $(46,307)
                                   ========     ========      ========     =======       ======       ========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                   (IN THOUSANDS)

                                        LONDON CLUBS NEVADA, INC.                       GAI, LLC
                                  -------------------------------------   -------------------------------------
                                    COMMON     PREFERRED                    COMMON     PREFERRED
                                  MEMBERSHIP   MEMBERSHIP   ACCUMULATED   MEMBERSHIP   MEMBERSHIP   ACCUMULATED
                                   INTEREST     INTEREST      DEFICIT      INTEREST     INTEREST      DEFICIT
                                  ----------   ----------   -----------   ----------   ----------   -----------
Balance, January 1, 1998........   $     --     $     --      $     --       $  2       $    --       $    --
Net loss for the period.........         --           --       (10,617)        --            --        (1,274)
Member Contributions............     50,000           --            --         --            --            --
Members' equity costs...........       (581)          --            --        (70)           --            --
                                   --------     --------      --------       ----       -------       -------
Balance, December 31, 1998......   $ 49,419     $     --      $(10,617)      $(68)      $    --       $(1,274)
Net loss for the period.........         --           --        (6,528)        --            --          (783)
Member Contributions............         --       32,595            --         --            --            --
Restatement of Preferred
  Interests.....................         --       30,280            --         --            --            --
Preferred Return................         --        3,665        (1,402)        --            --          (168)
Restatement of Preferred
  Return........................         --        3,296          (557)        --            --           (67)
                                   --------     --------      --------       ----       -------       -------
Balance, December 31, 1999......   $ 49,419     $ 69,836      $(19,104)      $(68)      $    --       $(2,292)
Net Loss for the Period.........         --           --       (29,452)        --            --        (2,289)
Conversion of Series C
  Preferred.....................     30,000      (30,000)           --         --            --            --
Member Contributions............         --       81,014            --         --            --            --
Preferred Return................         --       30,910       (11,901)        --            --          (977)
                                   --------     --------      --------       ----       -------       -------
Balance, December 31, 2000......   $ 79,419     $151,760      $(60,457)      $(68)      $    --       $(5,558)
                                   ========     ========      ========       ====       =======       =======

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                   (IN THOUSANDS)

                                                                      TOTAL
                                              ------------------------------------------------------
                                              COMMON MEMBERSHIP   PREFERRED MEMBERSHIP   ACCUMULATED
                                                  INTEREST              INTEREST           DEFICIT
                                              -----------------   --------------------   -----------
Balance, January 1, 1998....................       $     3              $     --          $      --
Net loss for the period.....................            --                    --            (42,468)
Member Contributions........................        30,930                    --                 --
Members' equity costs.......................        (2,325)                   --                 --
                                                   -------              --------          ---------
Balance, December 31, 1998..................       $28,608              $     --          $ (42,468)
Net loss for the period.....................            --                    --            (26,112)
Member Contributions........................            --                67,208                 --
Restatement of Preferred Interests..........
Preferred Return............................            --                 5,609             (5,609)
Restatement of Preferred Return.............            --                 2,227             (2,227)
                                                   -------              --------          ---------
Balance, December 31, 1999..................       $28,608              $ 75,044          $ (76,416)
Net Loss for the Period.....................            --                    --            (76,229)
Conversion of Series C Preferred............        30,000               (30,000)                --
Member Contributions........................            --                81,014                 --
Preferred Return............................            --                32,584            (32,584)
                                                   -------              --------          ---------
Balance, December 31, 2000..................       $58,608              $158,642          $(185,229)
                                                   =======              ========          =========

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                   (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $ (76,229)  $ (26,112)  $ (42,468)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................     21,713         159          17
  Write-off of project development costs....................      2,169          --          --
  Amortization of debt costs................................      4,770       3,611       2,831
  Amortization of lease costs...............................        650          --          --
  Amortization of original issue discount...................     23,103      19,740      14,306
Change in assets and liabilities:
  Interest receivable.......................................        222         637        (859)
  Inventory.................................................     (4,168)          1         (60)
  Prepaid expense...........................................     (7,123)       (201)       (118)
  Receivables, net..........................................    (31,114)        833        (842)
  Other assets..............................................         45          (6)     (2,061)
  Accounts payable..........................................      9,533       1,747       3,394
  Accrued payroll and related expenses......................      8,944          --          --
  Accrued expenses..........................................     25,867        (434)        113
  Accrued interest..........................................      6,115         449       1,734
  Related party payable.....................................      4,137       3,211       3,354
                                                              ---------   ---------   ---------
Net cash provided by (used in) operating activities.........    (11,366)      3,635     (20,659)
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Payments for construction in progress.....................   (300,036)   (187,711)    (66,184)
  Payments for furniture and equipment......................       (548)       (678)       (272)
  Payments for capitalized interest.........................    (37,200)    (29,545)     (8,213)
  (Increase) Decrease in restricted cash....................     61,057     147,512    (227,983)
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................   (276,727)    (70,422)   (302,652)
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of notes...........................         --          --     100,047
  Proceeds from long-term debt..............................    241,810          --     274,000
  Repayment of long-term debt...............................    (10,530)         --        (547)
  Debt issuance costs.......................................     (5,661)         --     (37,146)
  Members' contributions....................................     81,014      67,208      65,000
  Members' equity costs.....................................         --          --      (2,325)
  Payment of debt on contributed land.......................         --          --     (74,477)
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................    306,633      67,208     324,552
                                                              ---------   ---------   ---------
Net increase in cash........................................     18,540         421       1,241
Cash at beginning of period.................................      1,669       1,248           7
                                                              ---------   ---------   ---------
Cash at end of period.......................................  $  20,209   $   1,669   $   1,248
                                                              =========   =========   =========
Supplemental disclosures of cash flow information and
  non-cash investing and financing activities:
Cash paid for interest, net of amount capitalized...........  $  (4,601)  $  (5,118)  $  11,332
Members' contributions--book value
  Land......................................................  $      --   $      --   $  33,407
  Construction in progress..................................  $      --   $      --   $   7,000
Equipment acquired equal to assumption of debt..............  $      --   $      --   $     547
Increase (decrease) in construction payables................  $  (2,769)  $     130   $  12,063
Preferred dividends.........................................  $  32,584   $   7,836   $      --
Transfer of restricted land.................................  $  (6,842)  $      --   $      --

       The accompanying notes to consolidated financial statements are an integral part of these consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

    Aladdin Gaming Holdings, LLC, a Nevada limited liability company ("Gaming Holdings" or the "Company") is a holding company, the material assets of which are 100% of the outstanding common membership interests and 100% of the outstanding Series A preferred interests of Aladdin Gaming, LLC ("Gaming"). Aladdin Capital Corp. ("Capital") is a wholly owned subsidiary of Gaming Holdings and was incorporated solely for the purpose of serving as a co-issuer of the Gaming Holdings 13 1/2% Senior Discount Notes ("Notes"). Capital does not have any material operations or assets and has no revenues.

    Aladdin Holdings, LLC, a Delaware limited liability company ("AHL"), indirectly holds a majority interest in Gaming Holdings. The members of AHL are the Trust Under Article Sixth u/w/o Sigmund Sommer ("Sommer Trust"), which holds a 95% interest in AHL, and GW Vegas, LLC, a Nevada limited liability company, a wholly owned subsidiary of the Trust Company of the West, which holds a 5% interest in AHL.

    As of December 31, 2000, Gaming Holdings common membership interests ("Holdings Common Membership Interests") were held 39.953125% by London Clubs Nevada, Inc. ("LCNI"), a subsidiary of London Clubs International plc ("London Clubs"); 31.859375% by Sommer Enterprises, LLC, a Nevada limited liability company ("Sommer Enterprises"), which is a subsidiary of AHL; 25.0% by Aladdin Gaming Enterprises, Inc., a Nevada corporation ("Gaming Enterprises"), which is a subsidiary of Sommer Enterprises; 3.0% by GAI, LLC, a Nevada limited liability company, which is owned by Richard J. Goeglein, the President and Chief Executive Officer of Gaming Holdings; and 0.1875% by Jose Rueda, a former executive of Gaming Holdings.

    Except where the context otherwise requires, Gaming Holdings and its subsidiaries are collectively referred to herein as "Company."

    Until August 18, 2000, the operations of the Company were primarily limited to the design, development and construction of the new Aladdin Resort and Casino ("Aladdin"). The Aladdin, which commenced operations on August 18, 2000, is the centerpiece of an approximately 35-acre world-class resort, casino and entertainment complex ("Complex") located at the center of Las Vegas Boulevard. The Aladdin includes a luxury themed hotel of approximately 2,600 rooms, an approximately 116,000 square foot casino and six restaurants.

    The Complex is comprised of: (i) the Aladdin; (ii) a themed entertainment shopping mall with approximately 496,000 square feet of retail space ("Desert Passage"); (iii) the newly renovated 7,000 seat Theater of the Performing Arts ("Theater"); and (iv) an approximately 4,800 space car parking facility ("Carpark" and, together with the Desert Passage, hereinafter, "Mall Project"). The Mall Project is separately owned in part by an affiliate of the Sommer Trust.

    The consolidated financial statements include the accounts of Gaming Holdings and its wholly-owned subsidiaries. Significant inter-company accounts are eliminated in consolidation.

CASINO REVENUES AND PROMOTIONAL ALLOWANCES

    The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of incentive discounts to casino patrons and accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries included as casino expenses is as follows:

                                                           2000       1999       1998
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Rooms..................................................   $2,015      $ --       $ --
Food and beverage......................................    7,470        --         --
Other..................................................      280        --         --
                                                          ------      ----       ----
Total cost of promotional allowances...................   $9,765      $ --       $ --
                                                          ======      ====       ====

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH

    Cash and cash equivalents include cash on hand and in banks, interest-bearing deposits, money market funds and investments purchased with an original maturity of 90 days or less. As of December 31, 2000, restricted cash consisted of cash and cash equivalents held for construction payments and funds pledged for workers' compensation benefits.

INVENTORIES

    Inventories, consisting primarily of food, beverage, and operating supplies are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Interest incurred during the construction of the Aladdin is capitalized at the Company's weighted average borrowing rate and amortized over the life of the related asset. Interest capitalized for the years ended December 31, 2000, 1999, and 1998 was $37.2 million, $29.5 million, and $8.2 million, respectively. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred.

    Depreciation and amortization of property and equipment is computed using the straight-line method over the following estimated useful lives:

Building and Leasehold Improvements.........................     39 years
Furniture and Equipment.....................................      5 years
Energy Service Asset........................................  17-20 years

DEBT ISSUANCE COSTS

    Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense based on the related debt agreements using the effective interest method or a method which approximates the effective interest method.

ADVERTISING COSTS

    Advertising costs are expensed as incurred and included in selling, general and administrative costs and expenses. Such expenses totaled $4,491,013 for the period August 18, 2000 through December 31, 2000.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FAIR VALUE OF CERTAIN FINANCIAL INSTRUMENTS

    The carrying amount of cash equivalents, receivables and all current liabilities approximates fair value because of the short term maturity of these instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

INTEREST RATE DERIVATIVES

    The Company uses interest rate swaps and collars to assist in managing interest variability on its long-term debt. The difference between amounts received and amounts paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or addition to, interest expense as incurred over the life of the financial instruments. To the extent that swaps or collars are terminated prior to maturity, the amount paid or received to settle the swap or collar is amortized over the shorter of the remaining life of the debt or the original term of the swap or collar.

PRE-OPENING COSTS

    The Company expenses pre-opening costs as incurred. These include, but are not limited to, salary related expenses for new employees and management opening team, travel and lodging expenses, training costs, advertising and marketing, organizational costs and all temporary facility costs (e.g. rent, insurance and utilities).

INCOME TAXES

    The Company is a limited liability company and will be taxed as a partnership for federal income tax purposes. Accordingly, no provision for federal income taxes was recorded because the taxable income or loss is included in the income tax returns of the members. The net difference between the tax basis and the reported amounts of the Company's assets and liabilities at December 31, 2000, is approximately $61.2 million.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June, 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that entities record all derivatives as assets or liabilities measured at fair value, with the change in fair value recognized in earnings or in other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 amends or supercedes several current accounting statements. In July, 1999, the FASB issued SFAS No. 137 which delays the effective date of SFAS No. 133 from fiscal year 2000 to fiscal year 2001. In June 2000, the FASB issued SFAS 138 which amends certain sections of SFAS 133. At adoption (January 1, 2001), Gaming will record a liability of $10.7 million for the fair value of its interest rate collars at that date with a corresponding cumulative effect adjustment upon adoption of the new standard included in earnings.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

    Certain reclassifications, having no effect on net losses, have been made to the prior year's consolidated financial statements to conform with current year presentation.

2. LIQUIDITY AND MANAGEMENT'S PLAN

    Absent an improvement in Gaming's operating results or cash equity contributions to Gaming pursuant to the Keep-Well Agreement, Gaming estimates that, based on its results year-to-date, it may not be in compliance with the quarter ended June 30, 2001, financial covenant levels contained in the Bank Credit Facility and the FF&E Facility, as amended, both as defined in Note 7 "Long-Term Debt" to the Consolidated Financial Statements. The Company estimates that cash on hand and projected internally generated funds will be sufficient to fund the Company's current operations, however, such amounts will not be sufficient to fund all the principal and interest payments on the Company's debt in fiscal 2001.

    In order for the Company to fund all of its principal and interest payments, the Company will continue to rely on payments from its sponsors, the Sommer Trust and London Clubs (collectively, with their respective affiliates, "Sponsors"), pursuant to the Keep-Well Agreement. Further, the Company and the Sponsors are seeking alternatives to improve the Company's current liquidity, which alternatives may include incurring additional indebtedness, to the extent permissible under the Company's various credit facilities, sale of an adjacent 5-acre parcel of undeveloped land, reaching an agreement with the Company's creditors reducing the Company's liquidity needs and/or equity infusions from either a third party and/or the Sponsors.

3. ACCOUNTS RECEIVABLE

    Accounts receivable at December 31, 2000 and 1999 are as follows:

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Casino accounts receivable..................................  $24,589      $ --
Less: Allowance for doubtful accounts.......................   (6,106)       --
                                                              -------      ----
                                                               18,483        --
                                                              -------      ----
Hotel receivables...........................................   11,249        --
Less: allowance for doubtful accounts.......................     (377)       --
                                                              -------      ----
                                                               10,872        --
                                                              -------      ----
Other receivables...........................................    1,085         1
                                                              -------      ----
                                                              $30,440      $  1
                                                              =======      ====

4. PREPAID ASSETS

    Prepaid assets consists of the following as of December 31, 2000 and 1999:

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Prepaid gaming taxes........................................   $2,585      $ --
Prepaid property tax........................................    2,745        --
Other prepaid assets........................................    2,113       320
                                                               ------      ----
                                                               $7,443      $320
                                                               ======      ====

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following as of December 31, 2000 and 1999:

                                                              2000       1999
                                                            --------   --------
                                                              (IN THOUSANDS)
                                                            -------------------
Land......................................................  $ 37,983   $ 33,407
Building and improvements.................................   386,898         --
Furniture, fixtures and equipment.........................   217,418        950
Construction in process...................................        --    274,398
Capitalized Interest......................................        --     37,758
Central Utility Plant.....................................    37,060         --
                                                            --------   --------
                                                            $679,359   $346,513
Less: Accumulated depreciation and amortization...........   (21,889)      (176)
                                                            --------   --------
                                                            $657,470   $346,337
                                                            ========   ========

    The Company has written-off $2.6 million of project development costs and expenses related to the originally contemplated second hotel casino project that was to be adjacent to the Complex that were previously classified as construction in process. Such costs and expenses were determined to be related to services that will be of little or no future value. The amount of write-off is classified as "write-off of project development costs" on the Consolidated Statement of Operations for the year ended December 31, 2000 and includes
$.5 million relating to an executive severance payment.

6. OTHER ACCRUED EXPENSES

    Other accrued expenses consist of the following as of December 31, 2000 and 1999:

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Customer Deposits...........................................  $ 4,525     $   --
Other Accrued Expenses......................................   22,489      1,147
                                                              -------     ------
Total.......................................................  $27,014     $1,147
                                                              =======     ======

7. LONG-TERM DEBT

    Long-term debt and current maturities of long-term debt are comprised of the following:

                                                               DECEMBER 31,     DECEMBER 31,
                                                                   2000             1999
                                                              --------------   --------------
                                                              (IN THOUSANDS)   (IN THOUSANDS)
Long-term debt:
  Senior Discount Notes (Net of unamortized discount of
    $64,304 at 12/31/00 and $87,407 at 12/31/99)............     $157,196         $134,093
                                                                 --------         --------
  Term A Loan...............................................     $126,750         $     --
  Term B Loan...............................................      113,400          114,000
  Term C Loan...............................................      159,200          160,000
  Term D Loan...............................................       49,875               --
  GECC Term Loan............................................       19,350               --
  Energy Service Obligation.................................       36,705               --
                                                                 --------         --------
                                                                 $662,476         $408,093
Less current maturities of long-term debt...................      (24,528)          (4,700)
                                                                 --------         --------
Total long-term debt........................................     $637,948         $403,393
                                                                 ========         ========

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

7. LONG-TERM DEBT (CONTINUED)
SENIOR DISCOUNT NOTES

    On February 26, 1998, Gaming Holdings, Capital and Gaming Enterprises consummated a private offering ("Offering") under Rule 144A of the Securities Act of 1933. The Offering consisted of 221,500 units ("Units"), each Unit consisting of: (i) $1,000 principal amount of maturity of 13 1/2% Senior Discount Notes due 2010 ("Notes") of Gaming Holdings and Capital; and (ii) 10 warrants ("Warrants") to purchase 10 shares of Class B non-voting common stock, no par value, of Gaming Enterprises. The Notes and the Warrants became separately transferable on July 23, 1998. The Warrants became exercisable on July 23, 1998, and will expire on March 1, 2010.

    On August 26, 1998, Gaming Holdings and Capital completed an exchange offer for 100% of the aggregate principal amount of the Notes pursuant to a registration statement dated July 23, 1998. The Notes were exchanged for notes with substantially the same terms issued in the private placement on February 26, 1998.

    The initial accreted value of the Notes was $519.40 per $1,000 principal amount at maturity of the Notes. The Notes will mature on March 1, 2010. The Notes will accrete at 13 1/2% (computed on a semi-annual bond equivalent basis) based on the initial accreted value, calculated from February 26, 1998. Cash interest on the Notes will not accrue prior to March 1, 2003. Thereafter, cash interest on the Notes will accrue at the rate of 13 1/2% per annum based on the accreted value at maturity (approximately $221.5 million) of the Notes and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003. The Notes are secured by a first priority pledge of all the issued and outstanding Series A Preferred Interests of Gaming held by Gaming Holdings. The Indenture relating to the Notes contains certain covenants that (subject to certain exceptions) restrict the ability of Gaming Holdings, Capital and certain of their subsidiaries to, among other things:
(i) make restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) incur liens; (iv) pay dividends or make other distributions; (v) enter into mergers or consolidations; (vi) enter into certain transactions with affiliates; or (vii) enter into new lines of business.

    Gaming Holdings' future interest and principal payments required under the Notes will be funded from distributions by Gaming to the extent available. Gaming has certain restrictions which limit its ability to distribute cash to Gaming Holdings (see the following discussion under "Term Loans"). There can be no assurance that Gaming's distributions will be sufficient to meet the required principal and interest payments of the Notes.

TERM LOANS AND CURRENT MATURITIES OF LONG-TERM DEBT

    Gaming has a credit facility ("Bank Credit Facility") with various financial institutions and the Bank of Nova Scotia as the administrative agent for the lenders (collectively, "Lenders"). The Credit Agreement consists of four separate term loans. Term A Loan comprises a term loan of $134.75 million and matures approximately five and one-half years after the initial borrowing date. Term B Loan comprises a term loan of $114.0 million and matures eight and one-half years after the initial borrowing date. Term C Loan comprises a term loan of $160.0 million and matures ten years after the borrowing date. Term D Loan comprises a term loan of $50.0 million and matures 8.5 years after the Conversion Date. The Company pays interest on the term loans as follows: Term A Loan, at the London Interbank Offered Rate ("LIBOR") plus 300 basis points until the Aladdin commenced operations, then LIBOR plus an amount between 150 basis points and 275 basis points depending upon Gaming's earnings before interest, taxes, depreciation and amortization ("EBITDA"); Term B Loan, LIBOR plus
200 basis points while the funds are held in the cash collateral account and LIBOR plus 350 basis points once the funds are utilized for the

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

7. LONG-TERM DEBT (CONTINUED)
construction of the Aladdin; Term C Loan, LIBOR plus 200 basis points while the funds are held in the cash collateral account and LIBOR plus 400 basis points once the funds are utilized for the construction of the Aladdin; Term D Loan, LIBOR plus 350 basis points once the funds have been advanced. Interest on the term loans is due quarterly.

    The Company is required to make the following principal payments on its total debt, including the accreted value at maturity of the Notes:

                                                              PRINCIPAL PAYMENTS
YEAR ENDED DECEMBER 31,                                         (IN THOUSANDS)
- -----------------------                                       ------------------
2001........................................................       $ 24,528
2002........................................................         30,722
2003........................................................         37,190
2004........................................................         43,616
2005........................................................         64,951
Thereafter..................................................        527,835
                                                                   --------
TOTAL.......................................................       $728,842
                                                                   ========

    In addition to the principal amortization schedules, the Company is required to make mandatory prepayments of principal, which shall be applied ratably among each of the term loans, beginning the first quarter following the commencement of operations of the Aladdin. The mandatory prepayments are based on a percentage of Gaming's excess cash flow as defined in the Credit Agreement. The mandatory prepayments are due quarterly and the percentages of excess cash flow are detailed below:

                                               PERCENTAGE OF
                                              EXCESS CASH FLOW
                                              ----------------
       Year 1               100% until the Sixth Amendment to the Bank Credit
                            Facility Fee ("Sixth Amendment Fee") (approximately
                            $2.29 million) is paid; thereafter 65% unless the
                            Total Debt to EBITDA Ratio is greater than 3.50 to
                            1.0, in which case, then 100%

       Year 2               100% until the Sixth Amendment Fee is paid,
                            thereafter 60% unless the Total Debt to EBITDA Ratio
                            is greater than 3.50 to 1.0, in which case, then
                            100%

Year 3 and thereafter       100% until the Sixth Amendment Fee is paid;
                            thereafter, 55% unless the Total Debt to EBITDA
                            Ratio is greater than 3.50 to 1.0, in which case,
                            then 100%

As security for the Bank Credit Facility, the Company has entered into a deed of trust in favor of the Lenders securing the Notes and all obligations of the Company under the Bank Credit Facility, encumbering the Aladdin (including any and all leasehold interests) as a first priority lien. In addition, the Company has either assigned or entered into security agreements in favor of the Lenders for all present and future leases, accounts receivable, licenses and any other tangible or intangible assets owned or leased by the Company, subject to the rights of the FF&E Lenders under the FF&E Facility (see the following discussion under "Furniture, Fixtures and Equipment Financing ("FF&E Facility").

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

7. LONG-TERM DEBT (CONTINUED)

    As further security for the Bank Credit Facility and to the extent permissible, the owners of the Company have pledged their interests in the Company to the Lenders and Gaming Holdings has pledged its interest in Gaming to the Lenders other than the Series A Preferred Interests.

    The Bank Credit Facility contains covenants that (subject to certain exceptions) restrict the ability of Gaming and its subsidiaries to, among other things: (i) incur additional indebtedness, liens or other encumbrances;
(ii) pay dividends or make similar distributions; (iii) sell assets or make investments; (iv) enter into mergers, consolidations, or acquisition transactions; or (v) enter into certain transactions with affiliates.

    On March 30, 2001, Gaming and the various lenders under the Bank Credit Facility amended the Bank Credit Facility. This amendment provided: (a) a waiver of Gaming's compliance with the Total Debt to EBITDA Ratio, the Interest Coverage Ratio and the EBITDA covenants required pursuant to the Bank Credit Facility for the fiscal quarters ending on or prior to March 31, 2001; (b) a waiver until August 18, 2001 of the requirement to fund the FF&E Reserve, provided that Gaming cannot make certain Restricted Payments until the FF&E Reserve is funded as otherwise required by the Bank Credit Facility; (c) a waiver of the default that otherwise would have occurred as a result of a "going concern" qualification to the Company's auditor's report in respect of the Company's financial statements for the fiscal year ended December 31, 2000;
(d) amendments to Gaming's following financial covenants (i) Total Debt to EBITDA Ratio: Quarter ended March 31, 2001, 6.4:1.0; Quarter ended June 30, 2001, 6.0:1.0; Quarter ended September 30, 2001, 6.0:1.0; and Quarter ended December 31, 2001, 5.1:1.0; (ii) Interest Coverage Ratio: Quarter ended
March 31, 2001, 1.6:1.0; Quarter ended June 30, 2001, 1.6:1.0; Quarter ended September 30, 2001, 1.6:1.0; and Quarter ended December 31, 2001, 1.7:1.0;
(iii) EBITDA: Quarter ended March 31, 2001, $75 million; Quarter ended June 30, 2001, $80 million; Quarter ended September 30, 2001, $80 million; and Quarter ended December 31, 2001 $90 million; and (e) for certain other technical and/or definitional amendments to further the above waivers and amendments. The foregoing is qualified in its entirety by the "Sixth Amendment to Credit Agreement," dated March 30, 2001. There can be no assurances that Gaming can comply with the revised financial covenant levels. Absent an improvement in Gaming's operating results or cash equity contributions to Gaming pursuant to the Keep-Well Agreement, Gaming estimates that, based on its results year-to-date, it may not be in compliance with the revised financial covenant levels for the quarter ended June 30, 2001. See Note 2 "Liquidity and Management's Plan" to the Consolidated Financial Statements. Corresponding amendments and waivers have been made to the FF&E Facility.

FURNITURE, FIXTURES AND EQUIPMENT FINANCING ("FF&E FACILITY")

    On June 30, 1998, the Company entered into a term loan facility of $20.0 million to obtain gaming equipment and other specified equipment. Repayment of principal and interest is due in quarterly installments upon the construction completion date of the Aladdin. The term of the term loan facility is five years. The interest rate from the funding date until the construction of the Aladdin is complete is either the 30-day LIBOR plus 478 basis points or the Prime Rate plus 275 basis points. After the construction completion date, the interest rate shall be the 90-day LIBOR plus 478 basis points. See the preceding paragraph regarding the amendments and waivers to the FF&E Facility.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

7. LONG-TERM DEBT (CONTINUED)
ENERGY SERVICES AGREEMENT

    The Company entered into an energy services agreement that provided for hot and cold water and electricity that is purchased by the Company and the Mall Project (which includes the tenants of the mall) over initial terms of 20 years. The central utility plant was constructed by Northwind Aladdin, LLC ("Northwind") on land owned by the Company and leased to Northwind. The central utility plant and equipment of $40 million (collectively, "Costs") is owned by Northwind, which paid all costs in connection with the construction, purchase and installation. The charges payable under the energy services agreement include a fixed component applied to the costs paid by Northwind and reimbursement of operational-related costs. The Company's share of Costs under its energy services agreement is based on the total Costs less the amounts payable by the Mall Project. The Mall Project's share of Costs is approximately $2.9 million. The Company accounts for the energy services contract as a capitalized power purchase obligation.

INTEREST RATE SWAPS

    Effective June 30, 1999, Gaming restructured its interest rate swap arrangements in an effort to reduce future expenditures for interest. Gaming has entered into these agreements to manage interest expense, which is subject to fluctuations due to the variable nature of the London Interbank Offered Rate ("LIBOR"). In exchange for entering into the transaction, Gaming received $500,000 from the counterparty in July, 1999. Effective July 20, 2000, Gaming restructured its interest rate derivative financial instruments. In July, 2000, Gaming received $1 million from the counterparty related to the termination of the previous interest rate ceilings and floor caps.

    Beginning June 30, 1999, Gaming had the following interest rate swaps, interest rate ceilings and floor caps, and related notional amounts in effect:
(i) an interest rate swap with an original notional amount of $114 million increasing to a maximum of $222.5 million whereby interest is fixed at 5.50% through March 31, 2000. After March 31, 2000, an interest rate collar with a notional amount of $250 million, a maximum and minimum interest rate of 7.5% and 5.15%, respectively, will go into effect and mature on September 30, 2006; and
(ii) an interest rate collar with a notional amount of $160 million, a maximum rate of 8.00%, a minimum rate of 5.15% and a maturity date of March 31, 2003. All rates noted above are LIBOR equivalents only and do not include the impact of the basis point additions to LIBOR that are used in calculating interest expense on Gaming's term loans. The LIBOR applicable to these agreements on December 31, 1999 was set at 6.16% as of December 31, 1999.

    Beginning July 20, 2000, Gaming has the following interest rate derivative financial instruments in effect: (i) an interest rate collar with an amortizing notional amount of $245.7 million ($237.1 million at December 31, 2000), a maximum and minimum interest rate of 8.00% and 6.25%, respectively, and a maturity date of June 30, 2005, (ii) an interest rate collar with an amortizing notional amount of $159.2 million ($158.4 million at December 31, 2000), a maximum rate of 8.00%, a minimum rate of 6.25% and a maturity date of June 30, 2005; (iii) an interest rate collar with a notional amount of $50 million, a maximum rate of 8.00%, a minimum rate of 6.25%, and a maturity of June 30, 2005. All rates noted above are the three-months LIBOR equivalents only and do not include the impact of the basis point additions to LIBOR that are used in calculating interest expense on Gaming's term loans. The fair market value of Gaming's interest rate derivative financial instruments as provided by the counterparty, is a net payable of approximately $10.7 million at December 31, 2000, which is not included in the Company's consolidated financial statements.

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

7. LONG-TERM DEBT (CONTINUED)
    The notional amounts do not represent amounts exchanged by the parties, and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on the notional amounts and other terms of the swaps. The variable rates are subject to change over time as LIBOR fluctuates.

    Neither the Company nor the counterparty, which is a prominent financial institution, is required to collateralize their respective obligations under these swaps. The Company is exposed to loss if the counterparty defaults. However, the Company considers the risk of non-performance to be minimal as the counterparty is a member of the bank credit facility. The Company does not hold or issue rate agreements for trading purposes.

FAIR VALUE OF LONG-TERM DEBT

    The estimated fair value of the Company's long-term debt, current maturities of long-term debt and interest rate swaps have been determined using appropriate market information and valuation methodologies. Considerable judgment is required to determine the estimates of fair value; thus, the estimates provided herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                                                            DECEMBER 31, 2000
                                                          ---------------------
                                                          CARRYING
                                                           AMOUNT    FAIR VALUE
                                                          --------   ----------
                                                             (IN THOUSANDS)
Senior Discount Notes...................................  $157,196    $ 95,245
Term A Loan.............................................   126,750     126,750
Term B Loan.............................................   113,400     113,400
Term C Loan.............................................   159,200     159,200
Term D Loan.............................................    49,875      49,875
GECC Term Loan..........................................    19,350      19,350
Energy Service Obligation...............................    36,705      36,705
Interest Rate Swaps (Payable)...........................        --      10,709

    The fair value of the Company's Senior Discount Notes is based on dealer quotes for those instruments. The fair values of the Company's Term A Loan, Term B Loan, Term C Loan and Term D Loan, GECC Term Loan and Energy Service Obligation are assumed to approximate carrying values as the interest rate on the loans fluctuate with changes in LIBOR (i.e., a variable rate loan). The fair market value of the Company's interest rate swaps is based on the estimated termination values at December 31, 2000 as provided by the counterparty to the swaps.

8. LEASES

    The Company leases certain real property, furniture and equipment. On
June 30, 1998, the Company entered into a $60 million operating lease for non-gaming furniture, fixture and equipment. The term of the operating lease is 36 months with the Company having two, 1-year options to renew. At December 31,

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

8. LEASES (CONTINUED)
2000, aggregate minimum rental commitments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:

                                    OPERATING
YEAR ENDING DECEMBER 31,              LEASES
- ------------------------          --------------
                                  (IN THOUSANDS)
2001............................     $13,300
2002............................      13,200
2003............................      13,200
2004............................      13,200
2005............................      20,700
                                     -------
Total Minimum Lease Payments....     $73,600
                                     =======

    Rental expense amounted to approximately $6.5 million, $0.7 million and $0.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.

9. MEMBERS' EQUITY

    Gaming Holdings was formed on December 1, 1997. Gaming Holdings initially was owned by: Aladdin Gaming Enterprises, Inc., a Nevada corporation ("Gaming Enterprises") (25%); Sommer Enterprises, LLC, a Nevada limited liability company ("Sommer Enterprises") (72%); and GAI, LLC, a Nevada limited liability company ("GAI") (3%).

    On February 26, 1998, London Clubs, through its subsidiary LCNI, contributed $50 million for a 25% interest in Gaming Holdings common membership interests ("Holdings Common Membership Interests"). Sommer Enterprises contributed a portion of land for Holdings Common Membership Interests. Gaming Enterprises contributed a portion of land, $7 million of predevelopment costs and $15 million in cash for Holdings Common Membership Interests. After these additional contributions, Sommer Enterprises owned 47% of Gaming Holdings, Gaming Enterprises owned 25% of Gaming Holdings, LCNI owned 25% of Gaming Holdings, and GAI owned 3% of Gaming Holdings.

    On December 10, 1999, the members of Gaming Holdings agreed to restate the capital structure of Gaming Holdings, which restatement provided, in addition to other matters, that LCNI had an option to convert certain preferred membership interests of Gaming Holdings into 15% of Holdings Common Membership Interests and the creation of certain new classes of preferred membership interests. On April 25, 2000, LCNI converted its Series C Convertible Preferred Shares of Gaming Holdings for 15% of the Holdings Common Membership Interests. On
August 18, 2000, 0.1875% of Holdings Common Membership Interest vested to Jose Rueda, a former executive of the Company, pursuant to his then-existing employment agreement.

    As of December 31, 2000, Holdings Common Membership Interests were held:
39.953125% by LCNI; 31.859375% by Sommer Enterprises; 25.0% by Gaming Enterprises; 3.0% by GAI; and 0.1875% by Jose Rueda.

    In addition to the Holdings Common Membership Interests, as of December 31, 2000, Gaming Holdings had issued the following Preferred Membership Interests, which have a liquidation preference over the Holdings Common Membership Interests, in connection with either London Club's and/or the Sommer Trust's contributions to Gaming Holdings pursuant to the Bank Completion Guaranty:
(a) for

                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

9. MEMBERS' EQUITY (CONTINUED)
LCNI, approximately $128.5 million of Series A Preferred Membership Interests, approximately $3.5 million of Series CC Preferred Membership Interests and approximately $19.8 million of Series D Preferred Membership Interests; and
(b) for Sommer Enterprises, approximately $6.9 million Series E Preferred Membership Interests.

10. RELATED PARTY TRANSACTIONS AND GUARANTEES

LAND CONTRIBUTION AND RESTRICTED LAND

    Both Sommer Enterprises and Gaming Enterprises contributed land to the Company. The land was originally owned by AHL, a related party under common control, and therefore the land has been recorded at its carryover basis. In addition, the land was subject to certain indebtedness which was paid by the Company on the date of the contribution. The indebtedness exceeded the carryover basis of the land and therefore resulted in a negative contribution by Sommer Enterprises.

    The carryover basis of the land was approximately $40.25 million, but a portion of the land has been classified as restricted land due to a requirement to transfer the land to Aladdin Bazaar, LLC. Bazaar is owned effectively 35.36% by the Sommer Trust. Bazaar owns and operates a themed entertainment shopping mall and 4,800- space car parking facility (together known as the "Mall Project"). The Mall Project is an integrated part of the Aladdin entertainment complex. The carryover basis of the land was allocated to the Mall Project based on an appraisal of the entire land parcel.

PURCHASE OF RESTRICTED MEMBERSHIP INTERESTS

    Mr. Goeglein, the Company's Chief Executive Officer, has purchased unvested restricted membership interests of 2.0% of the Company, subject to the Company granting further unvested restricted membership interests to certain senior executives or developing alternative economic arrangements. Mr. Goeglein's membership interests become fully vested at the earlier of July 1, 2002 or the date on which such interests become publicly traded, conditioned upon Mr. Goeglein's continued relationship with Gaming. Jose Rueda, a former executive of the Company, pursuant to his then-existing employment agreement, vested 0.1875% of Gaming Holdings Common Membership Interest upon the opening of the Aladdin.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment contracts with five members of its senior management. The terms of these agreements provide for an aggregate annual amount of approximately $1.93 million, plus any bonuses granted by the Board of Directors and based on relevant criteria and performance standards. The agreements have varying duration, but no agreement has a duration exceeding five years and six months. The agreements were entered into at varying times from 1997 to 2000. One agreement additionally provides for the individual to be retained as a consultant for $100,000 per year for 5 years after the initial term, and another agreement additionally provided for the individual to be retained as a consultant for $50,000 per year for 3 years after the initial term.

GAI, LLC CONSULTING AGREEMENT

    Gaming has entered into a consulting agreement with GAI, LLC, a Nevada limited liability company, 100% beneficially owned by Gaming's Chief Executive Officer; however, an option has been granted to a

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                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. RELATED PARTY TRANSACTIONS AND GUARANTEES (CONTINUED) third party to acquire a 15% of GAI, LLC's interest in the Company. This agreement requires Gaming to pay to GAI, LLC a retainer of $12,500 per month until June 30, 2002, for remaining on call to provide services and expertise for such month.

THE SALLE PRIVEE AGREEMENT

    Gaming, London Clubs and LCNI are parties to an agreement ("Salle Privee Agreement") which relates to the operations of The London Club at Aladdin, an approximately 15,000 square foot, luxurious gaming section located on a separate level of the Aladdin Casino. Under this agreement, London Clubs has agreed to guaranty the obligations of LCNI. In consideration for the services to be furnished by LCNI under the Salle Privee Agreement, Gaming will pay to LCNI a performance-based incentive fee. This fee will be calculated based on a range of percentages applied to certain thresholds of The London Club at Aladdin EBITDA (defined as gross revenue attributable to The London Club at Aladdin, less all costs and expenses directly attributable to The London Club at Aladdin).

KEEP-WELL AGREEMENT AND COMPLETION GUARANTY

    AHL, Bazaar Holdings and London Clubs entered into the Keep-Well Agreement ("Keep-Well Agreement") in favor of the lenders under the Bank Credit Facility. The Sommer Trust joined and became a party to the Keep-Well Agreement in July, 2000, (collectively, AHL, Bazaar Holdings, London Clubs and the Sommer Trust, "Sponsors"). The Keep-Well Agreement is the joint and several agreement of the Sponsors to make certain quarterly cash equity contributions to Gaming if Gaming fails to comply with the Minimum Fixed Charge Coverage Ratio set forth in the Bank Credit Facility, but in no event shall the aggregate cash equity contributions required to be made in any fiscal year of Gaming exceed
$30.0 million and such obligations continue until the satisfaction of certain conditions. Based on Gaming's EBITDA from August 18, 2000, to December 31, 2000, approximately $12 million was due from the Sponsors under the Keep-Well Agreement ("Fourth Quarter 2000 Keep-Well Payment"). In January, 2001, London Clubs made an advance payment of $5 million against the Fourth Quarter 2000 Keep-Well Payment. The Sommer Trust paid the balance of the Fourth Quarter 2000 Keep-Well Payment on March 30, 2001. There can be no assurance that the Sponsors will, or will be able to, make further cash equity contributions to Gaming if required pursuant to the Keep-Well Agreement.

    London Clubs, the Sommer Trust, and Aladdin Bazaar Holdings, LLC ("Bazaar Holdings"), which is indirectly owned 99% by the Sommer Trust, are guarantors under a completion guaranty ("Bank Completion Guaranty") for the benefit of the lenders under the Bank Credit Facility, under which they have agreed to guarantee, among other things, the completion of the Aladdin. In July, 2000, Jack Sommer, the Company's Chairman of the Board and his spouse, Laura Sommer, each individually have joined and became a party to the Bank Completion Guaranty. The Bank Completion Guaranty is not subject to any maximum dollar limitations. For payments made pursuant to the Bank Completion Guaranty, Gaming Holdings issues (i) Series A Preferred Shares in exchange for the contribution of such payments and (ii) Series D Preferred Shares representing a profits-only interest in Gaming Holdings. The holders of the Notes are not a party to the Bank Completion Guaranty, however, London Clubs, the Sommer Trust and Bazaar Holdings have entered into a limited completion guaranty for the benefit of the Noteholders ("Noteholder Completion Guaranty") under which they guarantee completion of the Aladdin, subject to certain important exceptions, limitations and qualifications. The Noteholder Completion Guaranty contains certain intercreditor provisions which significantly limit the rights of the Trustee under the Noteholder Completion Guaranty. There can be no assurance that the parties to either the Bank

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                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. RELATED PARTY TRANSACTIONS AND GUARANTEES (CONTINUED)
Completion Guaranty or the Noteholder Completion Guaranty will be able to make such payments to the Company if required pursuant to these agreements.

    During 1998, London Clubs received a fee of $2.65 million for its obligations under the Keep-Well Agreement and in addition is entitled to an annual fee of 1.5%, payable in arrears, of the Company's annual average indebtedness with respect to a $265.0 million portion of the Bank Credit Facility, which is supported by the Keep-Well Agreement. Such fees accrue from the closing date of the Bank Credit Facility and are payable from available cash flow after the opening of the Aladdin. As of December 31, 2000, the Company had accrued approximately $11.3 million in Keep-Well fees to London Clubs, which is reported in the Balance Sheet as Related Party Payables. Additionally, the Company agreed to reimburse approximately $2.8 million to London Clubs for certain expenses incurred relating to the Aladdin; however, London Clubs has agreed to defer the payment of approximately $189,000 of this reimbursement. As of December 31, 2000, London Clubs received approximately $2.4 million of this $2.8 million reimbursement obligation.

    In consideration for certain expenses incurred by the Sommer Trust prior to February 26, 1998, relating to the management and coordination of the development of the Aladdin, the Company reimbursed $3.0 million to the Sommer Trust on February 26, 1998. In addition, Gaming will reimburse certain ongoing out-of-pocket expenses of the Sommer Trust relating to the development of the Aladdin, not to exceed $0.9 million. The Sommer Trust agreed to defer such reimbursement. As of December 31, 2000, the Sommer Trust had received approximately $3.3 million of the total $3.9 million reimbursement.

PAYMENT OF MUSIC INDEBTEDNESS

    During 1998, the Sommer Trust paid approximately $260,000 to certain trade creditors on behalf of Aladdin Music and Mr. Sommer, the Company's Chairman of the Board, individually paid $500,000 to a trade creditor on behalf of Aladdin Music. Further, during the first quarter of 1999, the Sommer Trust paid approximately $747,000 to a trade creditor on behalf of Aladdin Music. To the extent permissible, Aladdin Music has agreed, if and when Aladdin Music secures a joint venture partner and financing for the hotel casino, a previously contemplated 1,000 room hotel casino to be integrated with the Complex, to reimburse the Sommer Trust and Mr. Sommer such advanced funds.

FF&E DEPOSITS

    Since January 1, 2000, LCNI has funded approximately $870,880 of deposits relating to the payment for certain furniture, fixtures and equipment that is leased under Gaming's operating lease facility with General Electric Capital Corporation. The deposits will be directly refunded to LCNI by the lessors and, therefore, such amount has not been reflected in the accompanying financial statements. As of March 26, 2001, $466,602 has been refunded directly to LCNI.

11. EMPLOYEE BENEFIT PLAN

    The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its employees. The plan allows employees to defer, within prescribed limits, up to 15% of their income on a pre-tax basis through contributions to the plan. The Company currently matches, within prescribed limits, 50% of eligible employees' contributions up to 3% of their individual earnings. The Company recorded charges for matching contributions of $66,936 for the twelve months ended December 31, 2000.

                                       39
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                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. COMMITMENTS AND CONTINGENCIES

CONSTRUCTION AND PRE-OPENING COSTS

    The development of the Aladdin commenced during the first quarter of 1998 and the Aladdin opened to the public on August 18, 2000. The Company is currently auditing the various construction contracts and finalizing payments to the contractors. The total construction and pre-opening budget for the Aladdin was $1.02 billion.

    As of March 15, 2001, there were approximately 475 mechanic's liens recorded against the Complex totaling approximately $68.8 million of which amount approximately 400 mechanic's liens totaling approximately $35.8 million related to the Desert Passage. Pursuant to the agreements between Gaming and Bazaar, Bazaar indemnifies Gaming for such liens and has an obligation to cause such liens to be removed or released and discharged. The Company has put Bazaar on notice of these obligations. As to the liens related to the Aladdin, the Company and Fluor Daniel, the Design/Builder of the Aladdin, are finalizing payments to those contractors to which there is no dispute on the amount owed, which will result in a material reduction of the Aladdin-related liens. As to the Aladdin-related liens that will remain after such payments, the Company believes that these liens and claims are, in general, unsubstantiated, without merit, overstated and/or duplicative.

LITIGATION

    In December, 2000, Bazaar initiated an arbitration against Gaming alleging various defaults by Gaming under the respective agreements between the parties and seeking damages in excess of $10 million. Gaming has responded to the allegations and asserted its own claims against Bazaar and seeks damages in an amount to be determined. Gaming will continue to vigorously pursue these matters and believes that the liability, if any, is minimal. There can be no assurances about the outcome of these matters or whether such outcome will have a material adverse effect on the financial condition or results of operations of the Company.

    In December, 2000, Korte-Bellew & Associates, the contractor who renovated the Theater ("KBA"), initiated in Nevada State District Court an action seeking foreclosure on its mechanic's lien and payment of approximately $7.5 million. The District Court action has been stayed pending arbitration as required by the contract between Gaming and KBA. While there can be no assurances, Gaming does not believe that it owes any remaining moneys to KBA and believes that Gaming has further causes of action challenging the validity of KBA's mechanic's lien. However, management cannot predict the outcome of this matter or whether it will have a material adverse effect on the financial condition or results of operations of the Company.

    Mr. Jack Sommer, the Chairman of the Gaming Holdings Board and the Gaming Board and a trustee of the Sommer Trust, and the other trustees of the Sommer Trust, were named co-defendants in a legal action relating to the then existing Aladdin hotel and casino. The suit was commenced by members of the Aronow family ("Aronow Plaintiffs") in May 1995 in the Supreme Court of the State of New York, County of New York. In their complaint, the Aronow Plaintiffs alleged that Mr. Sommer and the Aronow Plaintiffs were parties to a joint venture to acquire and develop the Aladdin hotel and casino and that Mr. Sommer breached such alleged agreement when the Sommer Trust acquired an interest in the Aladdin hotel and casino in December, 1994. The Aronow Plaintiffs sought (among other remedies) to impress a constructive trust upon the Sommer Trust's interest in the Aladdin hotel and casino, an accounting, compensatory damages of not less than $200 million and punitive damages of not less than $500 million.

                                       40
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                 ALADDIN GAMING HOLDINGS, LLC AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    On January 27, 2000, each of the Aronow Plaintiffs' claims against the trustees was dismissed. On October 17, 2000, the Appellate Division, First Judicial District, affirmed the dismissal of the Aronow Plaintiffs' Complaint. On January 16, 2001, the New York Court of Appeals denied the Aronow Plaintiffs' Motion for Leave to Appeal to the Court of Appeals as against Jack Sommer as Trustee of the Sommer Trust and as against the other Trustees of the Sommer Trust. The Court of Appeals also dismissed the Aronow Plaintiffs' Motion for Leave to Appeal to the Court of Appeals as against Jack Sommer individually on the ground that the order sought to be appealed from did not finally determine an action within the meaning of the New York State constitution. It is not known at this time whether the Aronow Plaintiffs will attempt to reargue, or file a petition for certiorari in the United States Supreme Court, with respect to the Court of Appeals decision. It also is not known at this time whether the Aronow Plaintiffs will at some future date renew their motion for leave to appeal to the Court of Appeals as against Jack Sommer individually. As such, there is no way to evaluate the success of any appeal or motion for reargument. Any adverse decision could have a material and adverse effect on the Company. If the decision of the Appellate Division stands, there can be no liability as a result of the Aronow Plaintiffs' lawsuit.

13. SUBSEQUENT EVENTS

    In January, 2001, London Clubs made an advance Keep-Well payment of
$5 million for the obligations arising under the Keep-Well Agreement for the fiscal period ended December 31, 2000. On March 30, 2001, the Sommer Trust paid $7 million to fully satisfy the obligations arising under the Keep-Well Agreement for the fiscal period ended December 31, 2000.

                                       41